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                                                                    Exhibit 99-1
                       DM ASSOCIATES LIMITED PARTNERSHIP

                          9% Secured Promissory Note
                               Due July 31, 1997
                            (Negative Amortization)

$7,100,000                                                        March 12, 1992
                                                           Hartford, Connecticut

        For value received, the undersigned, DM ASSOCIATES LIMITED PARTNERSHIP (the "Borrower"), hereby promises to pay to CONNECTICUT DEVELOPMENT AUTHORITY (the "Authority"), or order, in such coin or currency of the United States of America as shall be legal tender for the payment of public and private debts, the principal sum of SEVEN MILLION ONE HUNDRED THOUSAND AND NO/100 DOLLARS ($7,100,000) together with interest, in like money, from the date hereof until maturity at the rate of nine percent (9%) per annum, subject to recalculation and adjustment as set forth in the Loan Agreement (defined below). Pursuant to the Loan Agreement, interest on the principal balance of this Note is to be compounded April 1, 1992 and quarterly thereafter, and on each such quarterly compounding date accrued but unpaid interest shall be added to the principal balance of this Note on which interest shall be charged and collected. This Note shall evidence, and the Borrower hereby promises to pay, the additional indebtedness resulting from such compounding of
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interest.  The Borrower further acknowledges and agrees that such additional indebtedness will result in the negative amortization of the principal balance of this Note, and, accordingly, that the principal balance of this Note may at any time exceed the stated principal amount hereof.

     All amounts payable hereunder which are not paid on the maturity or due date thereof shall be payable as provided in the Loan Agreement (defined below) and, in any event, if not sooner paid, the entire outstanding principal balance of this Note and all accrued but unpaid interest thereon shall be due and payable on July 31, 1997. Payments shall be made to the Authority at 217 Washington Street, Hartford, Connecticut, 06106, or at such other place as may be designated by the Authority. All payments on account of this Note shall be applied in accordance with the terms of the Loan Agreement (defined below).

     The principal amount and accrued interest from time to time outstanding hereunder, and each payment of interest and/or principal with respect hereto, shall be recorded on the books and records of the Authority. The amounts reflected on such books and records as outstanding with respect to principal and interest under this Note at any time shall be prima facie evidence of the aggregate amount owing and unpaid hereunder as of such time.

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     This Note is issued by the Borrower under, and secured as provided by, a
Loan Agreement (the "Loan Agreement") dated            , 1992 and a Stock Pledge
Agreement (the "Pledge Agreement") dated             , 1992, in each case
between the Borrower and the Authority. This Note is secured by the Pledge Agreement. Reference is hereby made to the Loan Agreement and the Pledge Agreement for a more particular description of the property of the Borrower subject to the Pledge Agreement and the nature and extent of the security and the rights of the Authority with respect thereto.

     Recourse on this Note is limited as set forth in Section 2.12 of the Loan Agreement, which provides, among other things, that no individual partner of the general partner of the Borrower and no limited partner of the Borrower shall be personally liable for the payment of any amounts due under this Note.

     This Note may be prepaid in whole or in part, the maturity hereof accelerated, and all amounts owing on or pursuant hereto may be, or be declared, due and payable in the manner and with the effect provided in the Loan Agreement, and

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all of the terms, covenants and conditions thereof are hereby deemed incorporated in this Note with the same effect as if fully set forth herein.

     IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed.




                                         DM ASSOCIATED LIMITED PARTNERSHIP

                                         By DM MANAGEMENT ASSOCIATES, its
                                           general partner

                                         By /s/ Frank Colaccino
                                            ----------------------------
                                         Name:
                                         Title:
7210R

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